EXHIBIT 21.1

MAVERICK MINERALS CORPORATION

LIST OF WHOLLY OWNED SUBSIDIARIES

Name of Subsidiary	Incorporation Jurisdiction	Percentage Owned
Eskota Energy Corporation	Texas	100%
Maverick Minerals Canada Corporation	Canada	100%